UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

October 4, 2013
Date of report (Date of earliest event reported)

Amyris, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856121
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Background

On August 8, 2013, Amyris, Inc. (the “Company”) entered into that certain Securities Purchase Agreement, dated as of August 8, 2013 (the “SPA”), for the sale of senior convertible promissory notes (the “Notes”) to Maxwell (Mauritius) Pte Ltd (“Maxwell”) and Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS) (“Total”, and together with Maxwell, the “Purchasers”), each of whom are existing stockholders of the Company. The SPA contemplates the sale of up to an aggregate of $73.1 million in principal amount of the Notes in a private placement (the “Financing”) exempt from registration under the Securities Act of 1933, as amended, in an initial tranche of $42.7 million in aggregate principal amount and a second tranche of $30.5 million in aggregate principal amount.

Among the closing conditions for the first tranche was a requirement that the Purchasers obtain approval by relevant competition authorities; such approval was sought in Brazil and is currently pending a final waiting period. To provide earlier access to the funding contemplated by the Financing during such waiting period, Maxwell has provided bridge funding of $35.0 million to the Company as described below.  The Financing and the SPA are described in more detail in Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2013, which is incorporated herein by reference.

Bridge Loan Under Secured Promissory Note

On October 4, 2013, the Company sold and issued a senior secured promissory note, dated October 2, 2013 (the “Bridge Note”), to Maxwell for $35.0 million in cash proceeds. The Bridge Note is due on February 2, 2014 and accrues interest at a rate of 5.5% each four months from October 4, 2013 (with a rate of 2% per month applicable if a default occurs). Maxwell may require that the Company prepay the Bridge Note at any time the Company issues new securities in a capital raising transaction for cash, including the securities to be issued pursuant to the SPA. Maxwell has a right to require repayment of 101% of the principal amount of the Bridge Note in the event of a change of control of the Company. The Bridge Note includes standard covenants regarding payment of interest, limitations on debt and on certain liens, and maintenance of corporate existence, and standard events of default resulting in acceleration of indebtedness, including failure to pay principal and interest, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the Bridge Note.

Agreement to Amend Outstanding Convertible Promissory Notes

On October 4, 2013, the Company entered into a letter agreement (the “Amendment Agreement”) with Total relating to the issuance of the Bridge Note described above and to the closing of the Financing (the “Closing”).

Purpose of Amendment Agreement

Among the closing conditions in the SPA, the Company is required to provide Maxwell with a security interest in the Company’s intellectual property if Total still holds such security interest as of the Closing. Under the terms of a previous Intellectual Property Security Agreement (the “Security Agreement”) by and between the Company and Total, the Company had previously granted a security interest in favor of Total to secure the obligations of the Company under certain convertible promissory notes issued and issuable to Total under a preexisting arrangement relating to the financing of a Company collaboration and joint venture with Total. The Security Agreement provides that such security interest granted will terminate if Total and the Company enter into certain agreements relating to the formation of that joint venture (the “JV Agreements”). To induce Total to (i) permit the Company to grant the security interest under the Bridge Note and the pending Financing and (ii) waive a secured debt limitation contained in outstanding convertible promissory notes held by Total (the “Total Securities”), the Company entered into the Amendment Agreement.

Terms of Amendment Agreement

Under the Amendment Agreement, the Company agreed to reduce, effective December 2, 2013, the conversion price for the Total Securities issued in 2012 (approximately $48.3 million of which are outstanding as of the date hereof) from $7.0682 per share to $2.20, the market price per share of the Company’s Common Stock as of the signing of the Amendment Agreement, as determined in accordance with applicable rules of The NASDAQ Stock Market, unless the Company and Total enter into the JV Agreements on or prior to such date. The Company expects to enter into the JV Agreements prior to such date; however, the Company entered into the Amendment Agreement to facilitate the earlier issuance of the Bridge Note and the Closing.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

Forward-Looking Statements

This report includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The word “expects” and similar terms and phrases are used in this notification to identify forward-looking statements, including statements regarding the Company's estimated timing for entering into agreements regarding formation of a joint venture. Risks, uncertainties and assumptions that could affect the Company's forward-looking statements include, among other things, the Company's ability to complete potential transactions and reliance on third parties to achieve its goals. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date:  October 7, 2013                                                         By: /s/ Nicholas S. Khadder
Nicholas S. Khadder
Interim General Counsel and Corporate Secretary